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                                                               Exhibit 2.5

                                                               March 15, 2001

                                PROMISSORY NOTE

Amount Due:  $ 850,000 USD.
Promissor:   JAWZ Inc.
Promissee:   Thomson Kernaghan & Co., Ltd.

         JAWZ Inc., (the "Promissor") a business incorporated in the State of Delaware, United States, for value received, hereby promises to pay on demand, to or to the order of Thomson Kernaghan & Co., Ltd. (the "Promissee"), the sum of EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($ 850,000) from the date hereof, in lawful money of the United States of America.

         The Promissor shall have the right at any time to prepay all or any part of the principal sum or so much thereof as remains from time to time unpaid hereunder without notice and without payment of any penalty.

         The Promissor hereby waives demand and presentment for payment, notice of non-payment, protest and notice of protest of this promissory note.

         The Promissor and the Promissee hereby agree that on or before March 30, 2001, the Promissor and the Promissee will enter into agreements to secure this promissory note and promissory notes previously issued by the Promissor on each of December 13, 2000, January 26, 2001, February 14, 2001 and February 27, 2001.

         IN WITNESS WHEREOF the Promissor has executed this promissory note as of the 15th day of March, 2001.

                                        JAWZ INC.

                                        /s/ "Riaz Mamdani"
                                        -------------------------------------
                                        Riaz Mamdani, Chief Financial Officer